77C

Additional Shareholder Information (unaudited)
Results of Special Meetings of Shareholders
On December 11, 2006, a Special Meeting of Shareholders was held to vote at a Trust level
on various proposals recently approved by the Fund?s Board Members. The following tables provide the number of votes cast for, against or withheld, as well as the number of abstentions
and broker non-votes as to the following proposals: (1) Election of
Board Members
and (2) Agreement and Plan of Reorganization.
1. Election of Board Members?
Nominees              Votes For            Authority Withheld  Abstentions
Elliot J. Berv           11,371,577,703.044    110,780,281.850     0.000
A. Benton Cocanougher    11,371,577,703.044    110,780,281.850     0.000
Jane F. Dasher           11,371,577,703.044    110,780,281.850     0.000
Mark T. Finn             11,371,577,703.044    110,780,281.850     0.000
Rainer Greeven           11,371,577,703.044    110,780,281.850     0.000
Stephen Randolph Gross   11,371,577,703.044    110,780,281.850     0.000
Richard E. Hanson, Jr.   11,371,577,703.044    110,780,281.850     0.000
Diana R. Harrington      11,371,577,703.044    110,780,281.850     0.000
Susan M. Heilbron        11,371,577,703.044    110,780,281.850     0.000
Susan B. Kerley          11,371,577,703.044    110,780,281.850     0.000
Alan G. Merten           11,371,577,703.044    110,780,281.850     0.000
R. Richardson Pettit     11,371,577,703.044    110,780,281.850     0.000
R. Jay Gerken, CFA       11,371,577,703.044    110,780,281.850     0.000
? Board Members are elected by the shareholders of all of the series of the Trust, of which the Fund is a series.
2. Agreement and Plan of Reorganization
Broker

Items Voted On
Reorganize as Series of a
Maryland Business Trust


Votes For	 Votes Against	   Abstentions		 Broker Non-Votes
7,194,606,188.767   13,519,014.610   129,738,878.517     4,144,493,903.000
On January 12, 2007, a Special Meeting of Shareholders was held to vote at a Fund levelon various proposals recently approved by the Fund?s
Board Members. The following table provides the number of votes cast for, against, as well as the number of abstentions and broker non-votes as to the following proposal:
Revise Fundamental Investment Policies

			Votes	          Votes			Broker
Items Voted On      For             Against     Abstentions     Non-Votes
Borrow Money 6,252,081,626.630 39,455,016.610  73,189,352.950  2,877,111,101.
Undrwrtg 6,252,367,544.630    39,189,469.610   73,168,981.950  2,877,111,101.
Lending  6,252,101,997.630    39,455,016.610   73,168,981.950  2,877,111,101.
Iss Sr Sec  6,253,969,798.990 37,587,215.250   73,168,981.950  2,877,111,101.
RE     6,250,802,223.810    39,564,051.430   74,359,720.950    2,877,111,101.
Commod 6,253,064,265.810    37,302,009.430   74,359,720.950    2,877,111,101.